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                                                                     EXHIBIT 4.6

                          AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, dated as of May 15, 2001, to the Rights Agreement, dated as of December 15, 1997 (the "Rights Agreement"), between Raytheon Company, a Delaware corporation (the "Company', and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terns, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     WHEREAS, the Board of Directors and the Shareholders of the Company have each approved, and the Company has filed, certain amendments to the Restated Certificate of Incorporation and By-laws of the Company, pursuant to which the Company has reclassified (the "Reclassification") each outstanding share of Class A Common Stock, par value $.01 ("Class A Common Stock") and Class B Common Stock, par value $.01 ("Class B Common Stock") into a single class of new Common Stock, par value $.01 ("Common Stock").

     WHEREAS, The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement in light of the Reclassification.

     In consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

     1. Section 1 of the Rights Agreement is hereby modified and amended as follows:

     The first sentence of the definition of Common Shares is deleted and replaced with the following:

          "Common Shares" when used with reference to the Company shall mean the shares of Common Stock $.01 par value per share of the Company.

     The definition of Triggering Holding is deleted and replaced with the following:

          "Triggering Holding" shall mean any holding that includes 15% or more of the Common Shares of the Company then outstanding.

     2. Both Section 11(a)(ii) and Section 11(d)(ii) of the Rights Agreement are hereby modified and amended so that each reference in Section 11(a)(ii) and in
Section 11(d)(ii) to Class B Common Shares is replaced with, and shall be deemed to refer to, Common Shares.

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     3. Section 24 of the Rights Agreement is hereby modified and amended so that each reference in section 24 to Class B Common Shares is replaced with, and shall be deemed to refer to, Common Shares.

     4. Clause (i) of Section 24 of the Rights Agreement is hereby modified and amended to read as follows "the sum of .001% and the largest percentage of outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than an Exempt Person) and"

     5. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     6. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     7. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     8. If any term, provision, covenant or restriction of the Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



Attest:                            RAYTHEON COMPANY


By: /s/ John W. Kapples            By: /s/ Thomas D. Hyde
    ----------------------------       ----------------------------------
    John W. Kapples                    Thomas D. Hyde
    Vice President and Secretary       Senior Vice President and General Counsel



Attest:                            STATE STREET BANK AND TRUST COMPANY


By: /s/ Peter P. Harrington         By: /s/ Stephen Cesso
    ----------------------------        -----------------------------------


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